Exhibit 21.1


                    CAPITAL TRUST, INC. LIST OF SUBSIDIARIES



                   ENTITY          JURISDICTION OF        D/B/A (JURISDICTION)
                                    INCORPORATION

Victor Capital Group, L.P.             Delaware

VIC, Inc.                              Delaware           VIC NY (New York)
                                                          VICT, INC.(California)

VCG Montreal Management,               New York
Inc.

Victor Asset Management                New York
Partners, L.L.C.

970 Management LLC                     New York

VP Metropolis Services, L.L.C.        New Jersey

B.B. Real Estate Investment            Delaware
Corporation

Cal-REIT Totem Square, Inc.           Washington

Narest Funding I, Inc.                 Delaware

CT-BB Funding Corp.                    Delaware


833189.1